Exhibit 99.1

CAREER EDUCATION CORPORATION ANNOUNCES REALIGNMENT

OF ADMISSIONS SUPPORT AND MARKETING FUNCTIONS

Hoffman Estates, Ill. (June 3, 2009) – Career Education Corporation (NASDAQ: CECO) today announced a realignment of its admissions support and marketing functions to position admissions teams closer to the businesses they support and to accelerate and add consistency to the company’s brand development activities.

The changes include a shift of admissions support from CEC’s corporate marketing group to its Strategic Business Units (SBUs), including its University SBU, and consolidating brand-related marketing activities with other corporate shared services. The company believes this realignment will provide increased focus and clearer accountability for important drivers of continued student population growth. As part of this realignment, Len Mariani, who served as Senior Vice President and Chief Marketing & Admissions Officer, has left CEC to pursue other opportunities.

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 99,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one-third of its students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

Investors:	John Springer

847-585-3899

Media:	Jeff Leshay

847-585-2005